Exhibit 107

Calculation of Filing Fee Tables

Form S-3 (Form Type)

Tivic Health Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457	(o)
	Equity	Preferred Stock, $0.0001 par value per share	Rule 457	(o)
	Debt	Debt Securities	Rule 457	(o)
	Other	Warrants	Rule 457	(o)
	Other	Subscription Rights	Rule 457	(o)
	Other	Units	Rule 457	(o)
	Unallocated (Universal) Shelf		Rule 457	(o)			$100,000,000	$0.00011020	$11,020.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$100,000,000	$0.00011020	$11,020.00
	Total Fees Previously Paid								—
	Total Fees Offsets								—
	Net Fee Due								$11,020.00

(1)

The amount to be registered consists of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants, subscription rights and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of preferred stock, common stock, debt securities or units as may be issued upon exercise of warrants registered hereby, as the case may be. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The securities registered hereunder also include an indeterminate number of securities as may be issued pursuant to anti-dilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.ii.b. to Item 16(b) of Form S-3 under the Securities Act.

(3)

Estimated solely for purposes of computing the registration fee. No separate consideration will be received for (i) common stock or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) preferred stock, common stock, debt securities or units that may be issued upon exercise of warrants registered hereby, as the case may be. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $100,000,000.